Exhibit 99.(k)(6)

EXECUTION VERSION

AMENDMENT NO. 1 TO COMMON STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO COMMON STOCK PURCHASE AGREEMENT, is made, entered into and effective as of this 15th day of December 2022, by and among B. Riley Principal Capital II, LLC, Eagle Point Income Company Inc., Eagle Point Income Management LLC and Eagle Point Administration LLC that are parties to that certain common stock purchase agreement, dated as of August 16, 2022 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1.                  Section 3.4(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“At-Market Transaction. Notwithstanding Section 3.4(a) above, the Exchange Cap shall not be applicable for purposes of this Agreement and the transactions contemplated hereby, solely to the extent that (and only for so long as) the price per share shall equal or exceed the Base Price. For purposes of this Agreement, the parties acknowledge and agree that, with respect to each issuance pursuant to this Section 3.4(b), the “Minimum Price” shall mean the lower of: (i) the official closing price immediately preceding the delivery by the Company of a VWAP Purchase Notice or an Intraday VWAP Purchase Notice (as applicable) under this Agreement and (ii) the average official closing price for the five (5) consecutive Trading Days immediately preceding the delivery by the Company of a VWAP Purchase Notice or an Intraday VWAP Purchase Notice (as applicable) under this Agreement.”

2.                  The definition of “Minimum Price” in Annex I to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“‘Minimum Price’ shall have the meaning assigned to such term in Section 3.4(b) of this Agreement.”

3.                  This Amendment shall be effective as of the date first above written. Except as expressly amended by this Amendment, the Original Agreement shall remain in full force and effect.

4.                  The Transaction Documents, together with this Amendment, set forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written, with respect to such matters.

5.                  Sections 11.7, 11.8, 11.11, 11.13, 11.15 of the Original Agreement are incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officer as of the date first set forth above.

THE COMPANY:

EAGLE POINT INCOME COMPANY INC.:

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer and Chief Operating Officer

THE ADVISER:

EAGLE POINT INCOME MANAGEMENT LLC:

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

THE ADMINISTRATOR:

EAGLE POINT ADMINISTRATION LLC:

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

THE INVESTOR:

B. RILEY PRINCIPAL CAPITAL II, LLC:

By:	/s/ Patrice McNicoll
Name:	Patrice McNicoll
Title:	Authorized Signatory

[Signature Page to Amendment No. 1 to Common Stock Purchase Agreement]